As filed with the Securities and Exchange Commission on May 21, 2004
Registration No. 333-113389

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Harris Interactive Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1538028
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

135 Corporate Woods

Rochester, New York 14623
(585) 272-8400
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Robert E. Knapp

Vice Chairman and Chief Executive Officer
Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623
(585) 272-8400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Beth Ela Wilkens, Esq.
Harris Beach LLP
99 Garnsey Road
Pittsford, New York 14534
(585) 419-8800

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price Per	Aggregate Amount of	Registration
to be Registered	Registered(1)	Share(2)	Offering Price(2)	Fee(3)

Common Stock, $.001 par value	404,166	$8.57	$3,463,702.62	$438.85

(1)	Pursuant to Rule 416, additional shares of common stock are being registered as may be issuable pursuant to the antidilution provisions of options to acquire our common stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low sale prices of the Common Stock on the Nasdaq National Market System on March 3, 2004.

(3)	Registration Fee previously paid by Registrant.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated May 21, 2004

Preliminary Prospectus

404,166 Shares of Common Stock

Harris Interactive Inc.

     This prospectus relates to resales of 404,166 shares of our common stock previously issued by us or issuable upon the exercise of options granted by us to certain of the selling security holders. This prospectus may be used by the holders of those shares to resell the shares issued to them. See “Selling Security Holders”.

     The selling security holders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer any or all of the shares covered hereby from time to time through public or private transactions at fixed prices which may be changed, at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We will not receive any of the proceeds from the sales of our common stock by the selling security holders. See “Plan of Distribution”.

     Our common stock is traded on the Nasdaq National Market under the symbol HPOL. On May 14, 2004 the last reported sale price of our common stock as reported on the Nasdaq National Market was $7.85.

     Our principal executive offices are located at 135 Corporate Woods, Rochester, New York 14623, and our main telephone number is (585) 272-8400.

     Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 2 of this prospectus for certain risks and uncertainties that you should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2004.

RISK FACTORS

      You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are all of the risks that we currently believe to be material, but they are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the notes to those statements.

The market research industry is vulnerable to general economic conditions.

      Many of our clients treat all or a portion of their market research expenditures as discretionary. As general economic conditions decline and our customers seek to control variable costs, projects to be performed by the Company may be delayed or cancelled, and new project bookings may slow. As a result, the growth and earnings of the Company may be adversely impacted.

Our growth will be adversely affected if the marketplace does not continue to convert to internet-based market research and polling.

      The ongoing success of our business will depend on our ability to continually develop and market Internet-based products and services that achieve broad market acceptance. Our clients must continue to accept the Internet as an attractive replacement for traditional market research methodologies, such as direct mail, telephone-based surveys, mall intercepts, focus groups and in-person interviews.

      Since the beginning of fiscal 1998, we have spent $67.1 million and significant management resources to develop and grow our Internet-based market research and polling business. Some of our clients have expressed concern that Internet users do not yet accurately reflect their applicable population, and that any information collected via the Internet will be inherently biased. If our current and potential clients do not continue to accept our Internet-based methodologies as reliable and unbiased, our revenues may not meet expectations or may decline, and our business, financial condition and results of operations would likely suffer.

We face intense competitive pressures and uncertainties within the market research and polling industry.

      The market research and polling industry is highly fragmented and includes competitors much larger than we are. As competitors increase their ability to offer alternative products in the market, we may come under increasing pressures in selling and pricing our products and services. No one customer accounts for more than 5% of our revenues and most of our revenues are derived on a project by project basis. We must continuously replace completed work with new projects in order to sustain and grow our revenues. The market research industry tends to be adversely affected by slow or depressed business conditions in the market as a whole. We are at risk of decreased market research budgets as our customers respond to difficult economic conditions, as well as to delays in projects both committed and uncommitted.

If we are unable to maintain adequate size and demographic composition of our Internet panel, or if we are required to spend substantial funds to do so, our business, financial condition and results of operations will suffer.

      Our success is highly dependent on our ability to obtain and retain an adequate number of panelists in our Internet panel and its specialty-panels. Our ability to maintain an adequate online panel or increase Internet revenues may be harmed if:

•	a significant number of our current online panelists decide that they are no longer willing to participate in our surveys,

•	we lose a large number of online panelists from over-use, and then must rely on a limited number of online panelists for ongoing research,

•	we are unable to attract an adequate number of replacement panelists and specialty panel members, or

•	new regulatory requirements related to Internet “spam” make it impractical for us to continue operations as currently conducted.

      There are no industry or other benchmarks for determining the optimal size and composition of an Internet panel. Among other factors, panelist response rates differ with differing survey content and the frequency with which panelists are willing to respond to survey invitations is variable. In general, if the number of our active survey respondents significantly decreases, or the demographic composition of our Internet panel narrows, our ability to provide our clients with accurate and statistically projectable information would likely suffer. This risk is likely to increase as our business expands. For example, our Internet panel is surveyed for our own studies as well as for studies conducted for other market research firms by our Harris Interactive Service Bureau. Our business will be unable to grow and will suffer if we have an insufficient number of panelists to respond to our surveys, or if our panel becomes unreliable due to reduced size, or because it is not representative of the general population.

      Our online panelists are not obligated to participate in our surveys and polls and there can be no assurance that they will continue to do so.

      We believe that our HI PointsSM, HI StakesSM and instant results programs currently provide adequate incentives to encourage participation in our surveys and to maintain the size of our Internet panel. These programs may lose their effectiveness in the future, resulting in a reduction in size of the panel.

If we are unable to achieve the anticipated global growth of our Internet panel, or if we are unable to overcome other risks associated with global operations, we will be unable to conduct business on a global level.

      Key components of our strategy are extension of our Internet-based market research and polling products and services to clients globally, expansion of our Internet panel to include global online panelists and development of strategic alliances globally. Our inability to attract a critical mass of panel members in key regions, including particularly Western Europe and Japan, would hinder our ability to serve the needs of our customers who do business on a global level. Although we have not developed reliable estimates of our needs in Japan, we have estimated that our ability to effectively provide broad-based Internet research in Western Europe requires a panel with at least 1,000,000 respondents. Our European panel exceeds that size with the acquisition of Novatris, S.A.. The optimal size of our panel in specific countries is subject to the same uncertainty as is applicable to our existing panel in the United States.

      The following additional risks are inherent in doing business on a global level:

•	export controls relating to encryption technology,

•	inability to comply with or enactment of more restrictive privacy laws,

•	changes in regulatory requirements,

•	currency exchange fluctuations,

•	problems in collecting accounts receivable and longer collection periods,

•	potentially adverse tax consequences,

•	political instability,

•	Internet access restrictions, and

•	anti-American sentiment or terrorist activity against American interests abroad.

      We have little or no control over these risks. We have encountered more restrictive privacy laws in connection with our business operations in Europe, which have inhibited our ability to develop our European Internet panel. We have also experienced currency exchange fluctuations, the impact of which has not been material. As we increase our global operations in the future, we may experience some or all of these risks, which may have a material adverse effect on our business, financial condition and results of operations.

If we do not continue to keep pace with rapid technological change within the market research and polling industry, we will not be able to successfully implement our business plan.

      The markets for our products and services are highly competitive. Our current competitors also offer Internet-based and traditional market research and polling services. We expect to face future competition from other organizations that develop Internet-related products and services. These companies may, either alone or in alliances with other firms, penetrate the Internet-based market research and polling market.

      Our ongoing success will depend on our continued ability to improve the performance features and reliability of our products and services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

Any failure in the performance of our Internet-based technology infrastructure could harm our business.

      Any system failure, including network, software or hardware failure, that causes an interruption in our ability to communicate with our Internet panel, collect research data, or protect visual materials included in our surveys, could result in reduced revenue, and could impair our reputation. Our systems and operations are vulnerable to damage or interruption from fire, earthquake, flooding, power loss, telecommunications failure, break-ins and similar events. One supplier of our secure off-site Web hosting facilities currently maintains approximately one-third of our servers at one facility, and the redundancy of our systems may not be adequate as we depend upon the supplier and others to protect our systems and operations from the events described above.

      We have experienced technical difficulties and downtime of individual components of our computer system in the past and believe that technical difficulties and downtime may occur from time to time in the future. Although technical difficulties and downtime have had minimal impact on our operations during the past fiscal year, their impact may be more severe in the future. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for any losses that may occur due to failures in our systems. In addition, our servers and software must be able to accommodate a high volume of traffic. Any increase in demands on our servers beyond that which we currently anticipate, will require us to fund the expansion and modification of our network infrastructure. If we were unable to add additional software and hardware to accommodate increased demand, unanticipated system disruptions and slower data collection would likely result.

      Our Internet panel members communicate with us using various Internet service providers. These providers have experienced significant outages in the past, and could experience outages, delays and other difficulties unrelated to our systems in the future.

      Major components of the Internet backbone itself could fail due to terrorist attack, war or natural disaster. Our business is particularly vulnerable to such failure because not only would we suffer the effects experienced by businesses in general, we would be unable to perform Internet surveys which are the core of much of our business. We thus would be unable to effectively service the needs of many of our clients.

      Any future system delays or failures in the Internet could adversely affect our access to our online panelists, which could have a material adverse effect on our business, financial condition and results of operations.

Sustaining our growth may strain our managerial and systems resources.

      We have grown rapidly and need to continue to grow in all areas of our operations. Managing and sustaining our growth will place significant demands on management as well as on our administrative, operational, technical and financial systems and controls. Ongoing consolidation within the market research industry will likely force us to grow in order to provide the geographic and functional range of services provided by larger competitors. Because we are in a service industry, inability to expand our employee resources will severely hamper our efforts. Moreover, because many of our larger competitors have global operations, our expansion must in part be global. Our operational and financial systems and controls will have to continue to adapt to a more diversified geographic base of operations. If we are unable to manage our growth effectively, we will not be able to successfully implement our business plan at projected levels.

We must continue to attract and retain highly skilled employees.

      Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly skilled technical, managerial, marketing, sales and client support personnel. Competition for these personnel exists, and we may be unable to attract, integrate or retain the proper numbers of sufficiently qualified personnel that our business plan assumes. In the past, we have from time to time experienced difficulty hiring and retaining qualified employees. The Internet research industry is new and there are few in any educational institutions that provide specialized training related to market research. Employees therefore must be recruited in competition with other industries and few of those who are recruited have direct or substantial experience with Internet research. In the past, competition for highly skilled employees has resulted in additional costs for recruitment, compensation and relocation or the provision of remote access to our facilities. We may continue in the future to experience difficulty in hiring and retaining employees with appropriate qualifications. To the extent that we are unable to hire and retain skilled employees in the future, our business, financial condition and results of operations would likely suffer.

The loss of the services of one or more of our key personnel could disrupt our operations and result in loss of revenues.

      Our future success depends to a significant extent on the continued services of our key technical and senior management personnel, primarily including the Executive Officers named in our most recently filed annual report on Form 10-K. The loss of the services of any of these persons could seriously harm our business. Only a few of our employees are currently bound by an employment agreement. All of our other relationships with our officers and key employees are at will. We do not have “key person” life insurance policies covering any of our employees other than Gordon S. Black.

Our business is largely dependent on the continued development and worldwide growth of the Internet. The Internet may not grow, or may be unable to support the demands placed on it by this growth.

      If worldwide Internet usage does not continue to grow, we may be unable to attract International online panelists to our Internet panel or clients for our Internet-based market research and polling products and services. If Internet usage does continue to grow, the Internet infrastructure may be unable to support the demands placed on it by this growth and its performance and reliability may decline. Varying factors could inhibit future growth or the ability of the Internet infrastructure to adequately support the growth in Internet usage, including:

•	inadequate network infrastructure,

•	security concerns,

•	inconsistent quality of service, and

•	unavailability of cost effective, high speed service.

      Our Internet panel depends on Internet service providers, online service providers and other website operators for access to the Internet and our websites. Many websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure.

      If worldwide Internet usage declines, or grows at a significantly slower rate than projected, our ability to maintain our current Internet panel, expand our global Internet panel and gather research data and information around the world will decrease, which would likely harm our business financial condition and results of operations.

A breach of our Internet security measures or security concerns could adversely affect our business.

      Internet security concerns could cause some online panelists to reduce their participation levels, provide inaccurate responses or end their membership in our Internet panel. This could harm our credibility with our current clients. If our clients become dissatisfied, they may stop using our products and services. In addition, dissatisfied and lost clients could damage our reputation. A loss of online panelists or a loss of clients would hurt our efforts to generate increased revenues.

      A failure in our security measures could result in the misappropriation of private data. As a result, we may be required to expend capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches, which could have a material adverse effect on our business, financial condition and results of operations.

Failure or inability to protect our intellectual property could adversely affect our business.

      Our success and ability to compete depends substantially on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. We have registered a number of our trademarks, including Harris Interactive and The Harris Poll. If we were prevented from using The Harris Poll name, our brand recognition and business would likely suffer. We would have to make substantial financial expenditures to promote and rebuild our brand identity.

      Currently, we have pending trademark applications for a number of our products and services. We also have patent applications currently pending for our CONCEPTLOC encryption system and our system and method for conducting product configuration research over a computer-based network. In addition, we may apply for additional trademarks or patents in the future. Our patent or trademark applications may not be approved, or if approved, our patents or trademarks may be successfully challenged by others or invalidated. We cannot guarantee that infringement or other claims will not be asserted or prosecuted against us in the future, whether resulting from our internally developed intellectual property or licenses or content from third parties. Any future assertions or prosecutions could be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to pay money damages, introduce new trademarks, develop non-infringing technology, or enter into royalty or licensing agreements. Any of those events could substantially increase our operating expenses and potentially reduce our expected revenues.

      We generally enter into confidentiality or license agreements with parties with whom we do business, and generally control access to, and distribution of, our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our technologies. The steps we have taken may not prevent misappropriation of our technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

      We also rely on off-the-shelf technologies that we license from third parties. “Off-the-shelf” technology refers to generally commercially available software that is not customized for a particular user. These third party licenses may not continue to be available to us on commercially reasonable terms or at all. The inability to use licensed technology important to our business could require us to obtain substitute technology of lower quality or performance standards or at a greater cost. In the future, we may seek to license additional technology to enhance our current technology infrastructure. We cannot be certain that any such licenses will be available on commercially reasonable terms or at all. The loss of any of these technology licenses could result in delays in providing our products and services until equivalent technology, if available, is identified, licensed and integrated.

We may be subject to liability for publishing or distributing content over the Internet.

      We may be subject to claims relating to content that is published on or downloaded from our websites. We also could be subject to liability for content that is accessible from our website through links to other websites. For example, as part of surveys panelists sometimes access, through our websites or linkages to client websites, content provided by our clients such as advertising copy that may be incomplete or contain inaccuracies. We also recruit panelists to participate in research sponsored and hosted by our clients on the client’s website, and we cannot completely control breaches of privacy policies, warranties, or other claims that may be made by those third parties. We may be accused of sending bulk unsolicited email, and have our email blocked by many ISPs and therefore be unable to conduct online data collection.

      Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as defamation or trademark infringement, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, any claims of this type, with or without merit, would result in the diversion of our financial resources and management personnel.

Liability arising from the use of the personal information of our Internet panel could be costly.

      We could be subject to liability claims by our online panelists for any misuse of personal information. These claims could result in costly litigation. In addition, the Federal Trade Commission and other domestic and international agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional costs and expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Changes in government regulation or industry practices could limit our Internet activities or result in additional costs of doing business on the Internet.

      Any new laws pertaining to the imposition of taxes on Internet access and electronic commerce could adversely affect our business. In February 1999, the Federal Communications Commission issued a declaratory ruling interpreting the Telecommunications Act of 1996 to allow local exchange carriers to receive reciprocal compensation for traffic delivered to information service providers, particularly Internet service providers, on the basis that traffic bound for Internet service providers is largely interstate. As a result of this ruling, the costs of transmitting data over the Internet may increase and our business could suffer.

      As of July 2003, at least 37 U.S. state legislatures had enacted laws regulating the distribution of unsolicited email.

      In December 2003, The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM) was enacted. The law requires unsolicited e-mail marketing messages to have a valid return address. E-mail marketers are required to remove customers from their mailing lists if requested. The law also gives more legal ammunition for ISPs to take spammers to court, allows the Federal Trade Commission (FTC) to impose fines, and gives state attorneys general the power to bring lawsuits.

      Any future legislation or regulations or the application of existing laws and regulations to the Internet could limit our effectiveness in conducting Internet-based market research and polling, and increase our operating expenses. In addition, the application of existing laws to the Internet could expose us to substantial liability for which we might not be indemnified by content providers or other third parties. Existing laws and regulations currently address, and new laws and regulations and industry self-regulatory initiatives are likely to address, a variety of issues, including the following:

•	email distribution,

•	user privacy and expression,

•	the rights and safety of children,

•	intellectual property,

•	information security,

•	anti-competitive practices,

•	the convergence of traditional channels with Internet commerce,

•	taxation and pricing, and

•	the characteristics and quality of products and services.

      Those laws that do reference the Internet have limited interpretation by the courts and their applicability and scope are not well defined, particularly on an International basis. Any new laws or regulations relating to the Internet could adversely affect our business.

      Industry standards related to the Internet are still evolving. Moreover, some private entities have proposed their own standards for communications with, and use of information related to, individuals who use the Internet. Internet service providers also have the ability to disrupt our communications with our panel. Although we believe that we maintain the highest standards for the recruitment of members into our database, communications with our panelists and use of information provided by our respondents, some service providers and/or self appointed industry regulators may not agree. As a result, our communications with our panelists may be disrupted from time to time.

We have incurred losses in recent years and may incur them again.

      We incurred net losses of $14.8 million in fiscal 2002, $24.0 million in fiscal 2001 and $20.9 million in fiscal 2000. We base current and future expense levels on our operating plans, which are based on our estimates of future revenues. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not be able to maintain profitability. Even if we remain profitable in the future, we may be unable to maintain current profitability growth on an ongoing basis.

Variations in our operating results may cause our stock price to decline.

Our quarterly operating results have in the past, and may in the future, fluctuate significantly. Our future results of operations may fall below the expectations of public market analysts and investors. If this happens, the price of our common stock would likely decline.

      Factors that are outside of our control, and that have caused our results to fluctuate in the past or that may affect us in the future, include:

•	declines in general economic conditions or the budgets of our clients,

•	a general decline in the demand for market research and polling products and services,

•	seasonal decreases in demand for market research and polling services,

•	development of equal or superior products and services by our competitors,

•	technical difficulties that cause general and long-term failure of the Internet, and

•	currency fluctuations.

      Factors that are partially within our control, and that have caused our results to fluctuate in the past or that may affect us in the future, include:

•	our relative mix of Internet-based and traditional market research and polling businesses,

•	technical difficulties that negatively affect our operations,

•	our ability to maintain the proper critical mass and scope of our Internet panel necessary to develop and sell new products and services and generate expected revenues,

•	our ability to recruit respondents into our sub-panels, such as our IT Decision Makers, to conduct high-value research for our clients, and

•	development of new, marketable products and services.

      The factors listed above may affect both our quarter-to-quarter operating results as well as our long-term success. You should not rely on quarter-to-quarter comparisons of our results of operations or any other trend in our performance as an indication of our future results.

The price of our common stock is likely to be volatile and subject to wide fluctuations.

      The market prices of the securities of Internet-related companies have been especially volatile and these securities may be overvalued. The market price of our common stock is likely to be subject to wide fluctuations. If financial operating results do not improve or improve at a slower rate than we anticipate, or if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock would likely decline. In addition, if the market for Internet-related stocks or the stock market in general experiences an additional loss in investor confidence or declines again, the market price of our common stock could fall for reasons unrelated to our business, financial condition and results of operations. Investors might be unable to resell their shares of our common stock at or above the purchase price. In the past, companies that have experienced volatility in the market price of their stock have been the subjects of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources.

Anti-takeover provisions in our charter could delay or prevent an acquisition of the company.

      Our restated certificate of incorporation provides for the division of our board of directors into three classes, eliminates the right of stockholders to act by written consent without a meeting, and provides our board of directors with the power to issue shares of preferred stock without stockholder approval.

      The preferred stock could have voting, dividend, liquidation, and other rights established by the board of directors that are superior to those of our common stock. In addition, Section 203 of the Delaware General Corporation Law contains provisions that impose restrictions on stockholder action to acquire our company. The effect of these provisions of our certificate of incorporation and Delaware law provisions could discourage or prevent third parties from seeking to obtain control of us, including transactions in which the holders of common stock might receive a premium for their shares over prevailing market prices.

Potential acquisitions of, or investments in, other companies may not be available and/or have a negative impact on our business.

      As part of our continued strategy to increase revenue, expand our Internet panel, acquire additional intellectual capital and add to our portfolio of existing products and services, we may acquire or make investments in complementary businesses, services, products or technologies. We may be unable to identify suitable acquisition candidates or acquire them at reasonable prices and/or on reasonable terms.

      Some material risks of acquisitions are:

•	difficulties in the integration and assimilation of the operations, technologies, products and personnel of the acquired business,

•	the diversion of management’s attention from other business concerns,

•	the availability of favorable acquisition financing, and

•	the potential loss of key employees and/or customers of any acquired business.

      Acquisitions may require the use of significant amounts of cash, resulting in the inability to use those funds for other business purposes. Acquisitions using our capital stock could have a dilutive effect, and could adversely affect the market price of our common stock. Amortization of intangible assets would reduce our earnings, which in turn could negatively influence the price of our common stock. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

THE COMPANY

      Harris Interactive Inc., a Delaware corporation (Nasdaq: HPOL), together with its subsidiaries, is a leading market research, polling and consulting firm, which uses Internet-based and traditional methodologies to provide its worldwide customers with critical market knowledge in many industries. Known for the Harris Poll®, we have over 45 years of experience in providing our clients with information about the views, experiences and attitudes of people worldwide. Our Internet-based and traditional market research and polling services include:

•	research studies conducted on specific issues for specific customers (Custom Research);

•	research studies on issues of general interest developed and sold to numerous clients (Multi-Client Research); and

•	research conducted for other research firms (Service Bureau Research).

      In September 1997, we began developing our Internet panel and our proprietary technology infrastructure to provide our clients with online market research and polling products and services. Our Internet panel presently consists of several million individuals who have voluntarily agreed to participate in various online market research and polling studies. We believe that our Internet panel is larger than those of any of our competitors. Consequently, we believe that we are the leading Internet-based market research and polling firm in the world. Our extensive Internet panel and proprietary technology infrastructure enable us to offer Internet-based market research and polling products and services which meet our clients’ needs for fast, comprehensive and accurate information. We treat our revenue as Internet-based for projects with respect for which more than 50% of surveys were completed over the Internet. The percentage of our business that is Internet-based continues to grow and a majority of our revenues are realized from Internet-based projects. The percentage of our Internet-based revenues varies from quarter to quarter, and is disclosed as part of our periodic filings.

      Historically, we provided our market research services exclusively through traditional methodologies, including direct mail, telephone surveys, mall intercepts, focus groups and in-person interviews. We believe, however, that the Internet is changing the market research and polling industry. Accordingly, we have made, and will continue to make, significant expenditures in the development of our technology platform, our Internet panel, and management and staff to continue to lead the transformation of the market research and polling industry to an Internet-based platform.

      For additional information regarding our business, see our filings with the Securities and Exchange Commission, which are incorporated by reference into this prospectus. Copies of these filings may be obtained as described under “Where You Can Find More Information,” below.

RECENT DEVELOPMENTS

      On March 2, 2004, Harris Interactive International, Inc., our direct, wholly owned subsidiary, acquired all of the issued and outstanding capital stock, par value one Euro per share, of Novatris, S.A., a share corporation organized and existing under the laws of France, pursuant to a share purchase agreement by and among Harris Interactive International, Inc. and each of the shareholders of Novatris, S.A. Under the share purchase agreement, Novatris became a direct, wholly owned subsidiary of Harris Interactive International, Inc., and an indirect, wholly owned subsidiary of ours. The aggregate purchase price was $5,665,000 including cash, common stock and options to purchase shares of the Registrant’s common stock. Total cash consideration for the acquisition amounted to $2,393,000. An aggregate of 315,279 shares of common stock, with an estimated fair value of $2,721,000 was issued to the stockholders of Novatris. The value was determined using the average closing price from two days prior to until two days after the closing date. Additionally, pursuant to the merger agreement the Company issued options to purchase an aggregate of 88,887 shares of the Company’s common stock at an exercise price of $8.55 per share. The options expire on March 2, 2014 and have an estimated fair market value of $334,215.

SELLING SECURITY HOLDERS

      Of the shares of our common stock registered for resale hereunder, 315,279 were originally issued by us to the selling security holders in a private placement transaction in connection with the acquisition of Novatris, S.A. as described above under “Recent Developments”, and 88,887 are issuable upon exercise of options granted by us to certain of the selling security holders in a private placement transaction in connection with the acquisition of Novatris, S.A.

      We have agreed to register for resale all of the shares issued to the selling security holders in connection with the acquisition of Novatris S.A., including shares issuable upon exercise of the options we granted to certain of the selling security holders in connection with that transaction. None of the selling security holders are registered broker-dealers or affiliates of broker dealers. The registration of these shares does not necessarily mean that the selling security holders will sell any or all of the shares.

      The following table sets forth, to our knowledge, certain information regarding the beneficial ownership of our common stock by each of the selling security holders as of March 5, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.

	Beneficially Owned Prior to			Beneficially Owned After
	Offering(1)		Offered	Offering(1)(2)
			Hereby
	Number	% of Total Shares	Number of	Number of	% of Total Shares
Name	of Shares	Outstanding	Shares	Shares	Outstanding

Patrick Van Bloeme	64,206	*	64,206	—	—
Nathalie Perrio-Combeaux	64,206	*	64,206	—	—
Etienne Iris	35,084	*	35,084	—	—
Oddo Innovation 1(3)(4)	47,695	*	47,695	—	—
Oddo Innovation 2(3)(5)	43,661	*	43,661	—	—
Oddo Innovation 3(3)(6)	40,766	*	40,766	—	—
Capital Innovation(3)(7)	55,431	*	55,431	—	—
FCPR Fontanot
Participations(8)	53,117	*	53,117	—	—
Aggregate Total	—	—	404,166	—	—

*	Less than 1%.

(1)	Based on 56,492,735 shares outstanding on March 5, 2004. Shares of common stock subject to options that are exercisable within 60 days of March 5, 2004 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(2)	Assuming all shares offered hereby are sold. We do not know when or in what amounts a selling security holder may offer shares for sale, or whether the selling security holders will sell any of their shares. For these reasons, we cannot estimate the number of shares that will be held by the selling security holders after completion of this offering. For purposes of this table, we have assumed that, upon completion of this offering, none of the shares covered by this prospectus will be held by the selling security holders.

(3)	Odyssee Venture acts as investment advisor to Oddo Innovation 1, Oddo Innovation 2, Oddo Innovation 3 and Capital Innovation, and has shared voting and investment power over their shares of Harris Interactive common stock. Odyssee Venture disclaims beneficial ownership of these shares. Matthieu Boillet is the only person who holds voting and dispositive powers over shares held by Odyssee Venture.

(4)	Includes 22,608 shares underlying immediately exercisable stock options.

(5)	Includes 20,676 shares underlying immediately exercisable stock options.

(6)	Includes 19,323 shares underlying immediately exercisable stock options.

(7)	Includes 26,280 shares underlying immediately exercisable stock options.

(8)	Esfin Gestion acts as investment advisor to FCPR Fontanot Participations and has shared voting and investment power over their shares of Harris Interactive common stock. Esfin Gestion disclaims beneficial ownership of these shares.

      None of the selling security holders has held any position or had any other material relationship with us or any predecessor or affiliate of ours within the past three years other than as a result of the ownership of our common stock or other securities.

USE OF PROCEEDS

The selling security holders will receive all of the proceeds of the sale of shares of our common stock pursuant to this prospectus. We will not receive any proceeds from the sale of shares by the selling security holders.

PLAN OF DISTRIBUTION

      We are registering 404,166 shares of our common stock to permit secondary trading of such shares by the holders thereof. As used in this prospectus, “selling security holders” includes the selling security holders named in the table above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

      We will bear all registration and filing fees, fees and expenses related to compliance with securities and blue sky laws, printing expenses, fees and disbursements of custodians, and fees and disbursements of our counsel and all independent public accountants and other persons we retain in connection with the registration and sale of the shares covered by this prospectus. All other fees and expenses incurred in connection with the registration and sale of the shares covered by this prospectus, including all fees and expenses of counsel and other advisors to the selling security holders and all commissions and discounts, if any, attributable to sales of the shares, will be paid by the selling security holders. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares of our common stock covered hereby.

      The selling security holders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all of the shares they are allowed to sell under this prospectus. The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling security holders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The selling security holders may sell their shares at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling security holders in one or more types of transactions, which may include:

•	one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	on the Nasdaq National Market or on any other national securities exchange or quotation service on which our common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	any combination of the foregoing, or any other available means allowable under applicable law.

      Additionally, the selling security holders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling security holders. The selling security holders also may sell shares short and redeliver shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling security holders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in the resales.

      In connection with sales of our common stock covered hereby, the selling security holders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Accordingly, any profits realized by the selling security holders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, the selling security holders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to selling security holders for the purpose of satisfying the prospectus delivery requirements. Pursuant to registration agreements entered into by us and the selling security holders, we and the selling security holders have agreed to indemnify each other against certain liabilities arising under the Securities Act of 1933 in connection with the registration of shares of common stock being offered by the selling security holders.

      In addition, any shares of a selling security holder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

      The selling security holders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our common stock by the selling security holders. These restrictions may affect the marketability of such shares.

      In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

      To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of each such selling security holder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction. We have agreed to use reasonable efforts to keep this registration statement effective for a period of one year.

      This offering will terminate on the earlier of the first anniversary of the effective date of this registration statement or the date on which all shares of our common stock offered hereby have been sold by the selling security holders.

LEGAL MATTERS

      The validity of the shares offered hereby will be passed upon by Harris Beach LLP, Rochester, New York. Beth Ela Wilkens, a partner of Harris Beach LLP, holds options to purchase 28,000 shares of Harris Interactive common stock.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Harris Interactive Inc. for the fiscal year ended June 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      When used in this prospectus, the words “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. These statements anticipate results based on management’s plans that are subject to uncertainty. The forward-looking statements may address, among other things, our strategy for growth, market position, expenditures and financial results.

      These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results that we anticipate. These risks and uncertainties include, but are not limited to, those risks discussed in the documents incorporated by reference in this prospectus.

      We assume no obligation to update these forward-looking statements or to update the reasons actual results could differ materially from the results anticipated in the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, statement or other information that we file with the Securities and Exchange Commission (“SEC”) at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of those materials by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      In addition, the filings we make with the SEC are available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at http://www.sec.gov. Our common stock is traded on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 2006. You may also inspect reports and other information concerning us on our web site, at http://www.harrisinteractive.com. Information on our web site does not constitute part of this prospectus.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the shares of our common stock offered by this prospectus. As allowed by SEC rules, this prospectus does not contain all the information set forth in that registration statement and the exhibits and schedules thereto. For further information relating to us and to the shares of our common stock offered hereby, you should review the registration statement and the exhibits and schedules thereto. You may obtain copies of that registration statement, and any amendments to that document, from the SEC in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and all documents subsequently filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and before the offering is terminated.

•	The following documents, which have been filed by us with the Securities and Exchange Commission (SEC File No. 000-27577):

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

•	Our Definitive Proxy Statement on Schedule 14A, filed on October 9, 2003.

•	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, December 31, 2003, and March 31, 2004.

•	Our Current Reports on Form 8-K filed on August 8, 2003, November 13, 2003, December 23, 2003, January 5, 2004, January 6, 2004, January 7, 2004, February 4, 2004 and April 2, 2004.

•	The description of our common stock contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934, which became effective as of December 6, 1999, including any amendments or reports filed for the purpose of updating such description.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any different or additional information. No offer regarding these securities is made in any state where such an offer is not permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any documents incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

      The information that we have incorporated by reference into this prospectus is available to you without charge upon your written or oral request. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus at the following address and telephone number:

Bruce A. Newman,
Corporate Secretary and Chief
Financial Officer
Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623
(585) 272-8400

404,166 Shares

Harris Interactive Inc.

Common Stock

PROSPECTUS

[                    ], 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered hereby. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$439
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$20,000
Miscellaneous	$2,000

Item 15.     Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of the registrant’s Bylaws provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Item 16.     Exhibits.

      The following exhibits are filed with this Registration Statement:

Exhibit
Number	Description

5	Opinion of Harris Beach LLP.
10.1#	Share Purchase Agreement dated March 2, 2004 among Harris Interactive International, Inc. and the Shareholders of Novatris, S.A.
10.2*#	Form of Option Agreement between the Registrant and certain of the Shareholders of Novatris, S.A.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Harris Beach LLP (included in Exhibit 5)
24#	Power of Attorney.

*	Denotes management contract or compensatory plan or arrangement

#	Previously Filed

Item 17.     Undertakings.

      (a) Rule 415 Offerings.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Indemnification of Directors, Officers and Controlling Persons.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, New York, on this 21st day of May, 2004.

HARRIS INTERACTIVE INC.

By:	/s/ ROBERT E. KNAPP

Robert E. Knapp,
Vice Chairman
and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

By:	/s/ ROBERT E. KNAPP Robert E. Knapp	Vice Chairman and Chief Executive Officer (Principal Executive Officer) and Director	May 21, 2004

By:	/s/ BRUCE A. NEWMAN Bruce A. Newman	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	May 21, 2004

By:	* Benjamin D. Addoms	Director

By:	* Leonard R. Bayer	Director

By:	* George Bell	Director

By:	* Gordon S. Black	Executive Chairman of the Board and Director

By:	* David Brodsky	Director

By:	* Stephen D. Harlan	Director

By:	* James R. Riedman	Director

Signature		Title	Date

By:	* Subrata K. Sen	Director

By:	* Howard L. Shecter	Director

By:	* Antoine G. Treuille	Director

Dated: May 14, 2004

*By:	/s/ BRUCE A. NEWMAN Bruce A. Newman Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

5		Opinion of Harris Beach LLP.
10	.1#	Share Purchase Agreement dated March 2, 2004 among Harris Interactive International, Inc. and the Shareholders of Novatris, S.A.
10	.2*#	Form of Option Agreement between the Registrant and certain of the Shareholders of Novatris, S.A.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2		Consent of Harris Beach LLP (included in Exhibit 5)
24#		Power of Attorney.

*	Denotes management contract or compensatory plan or arrangement

#     Previously filed.